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                                                                   Exhibit 4(f)




                                AMENDMENT NO. 3
                                       TO
                            THE GORMAN-RUPP COMPANY
                   INDIVIDUAL PROFIT SHARING RETIREMENT PLAN
                (As Amended and Restated as of January 1, 1987)
                -----------------------------------------------

                 The Gorman-Rupp Company, an Ohio corporation, hereby adopts this Amendment No. 3 to The Gorman-Rupp Company Individual Profit Sharing Retirement Plan, as amended and restated as of January 1, 1987 (the "Plan").

                                   Section 1
                                   ---------

                 Effective as of August 1, 1992, Section 4.6 of the Plan is hereby amended in its entirety to read as follows:

                 "4.6 ALLOCATION OF EMPLOYER MATCHING CONTRIBUTIONS. (1) Each Employer's Matching Contribution made in respect of a calendar quarter pursuant to Section 4.2(2) shall, subject to the provisions of Articles V and XVI, be allocated and credited to the Account of each Employee of the Employer for whom Before-Tax Contributions were made during such calendar quarter, and who is both a Member and an Eligible Employee on the last day of such calendar quarter, with each such Employee being credited with a portion of such Employer's Employer Matching Contribution equal to 20% of the first 2% of Before-Tax Contributions and 10% of the next 4% of Before-Tax Contributions made for him pursuant to Section 3.1 during such calendar quarter.

                 (2) Notwithstanding the preceding provisions of this Section, in the event that a Member's employment with the